Exhibit 4.3

DEAN HELLER Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 884-5708 Important: Read attached instructions before completing form	Certificate to Amendment	FILED # C22727-47 NOV 08 2001 IN THE OFFICE OF /s/ Dean Heller DEAN HELLER, SECRETARY OF STATE

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)
-Remit In Duplicate-

1. Name of corporation:	A1 INTERNET .COM, INC

2. The articles have been amended as follows (provide article numbers, if available):
SECTIONS 4.01, 4.02, 4.03 OF ARTICLE IV AS ATTACHED.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required.  In the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 8,799,151.

4. Officer Signature (Required):

/s/Illegible

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT:  Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

Dean Heller	Telephone (775) 684-5708
Secretary of State	Fax (775) 684-5725
Web site http://sos.state.nv.us
Filing Fee

STATE OF NEVADA
OFFICE OF THE SECRETARY OF STATE
101 N. CARSON ST., STE. 3
CARSON CITY, NEVADA 89701-4789

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
For Profit Nevada Corporations
(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)
-Remit in Duplicate-

1. Name of Corporation:	A1 INTERNET.COM, INC.

2.  The articles have been amended as follows (provide article numbers, if available): ARTICLE I: The name of the Corporation is: WORLDTEO GROUP INTERNATIONAL, INC.

3. ARTICLE IV

Section 4.01 Number and Class.  The tital number of shares of authorizes capital stock of the Corporation shall consist of one hundred million (100,000,000) shares of common stock at $.001 par value.  The Common Stock may be issued from time to time without action by the stockholders.  The Common Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors.  The Board of Directors may issue such shares of Common Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by them.

Section 4.02 No Preemptive Rights.  Holders of the Common Stock of the corporation shall not have any preference, preemptive right, or right of subscription to acquire any shares of the corporation authorized, issued or sold, or to be authorized, issued or sold, and convertible into shares of the Corporation, nor any right of subscription thereto, other than to the extent, if any, the Board of Directors may determine from time to time.

Section 4.03 Non-Assessability of Shares.  The Common Stock of the corporation, after the amount of the subscription price has been paid in money, property or services, as the directors shall determine, shall not be subject to assessment to pay the debts of the corporation, nor for any other purpose, and no stock issued as fully paid dhall ever be assessable or assessed, and the Articles of Incorporation shall not be amended in this particular.

4.
The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:

5. Signatures:

President or Vice President	Secretary or Asst. Secretary

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT:  Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.